EXHIBIT 12


                          JORDAN INDUSTRIES, INC.
          COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in thousands)


                                               Year Ended December 31,
                                         ---------------------------------------

                                            2000          1999         1998
                                         ---------      --------     ---------
Fixed Charges:
  Interest expense                        $86,942       $82,379       $66,589
  Rental expenses included
   in fixed charges                         5,374         4,390         2,752
       Total Fixed Charges                --------      --------     -----------
                                           92,316       86,769        69,341
Earnings:
     Pre-tax income (loss)                (38,885)      (6,603)      (10,912)
     Plus: fixed charges                   92,316       86,769        69,341
                                         ---------      --------    ------------
              Total Earnings               53,431       80,166        58,429
                                         ---------      --------    ------------

Deficiency                               $(38,885)     $(6,603)     $(10,912)
                                         =========     ========     ============